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                                                                    EXHIBIT 10.6


                                                                  EXECUTION COPY


                               SERVICES AGREEMENT

         This SERVICES AGREEMENT (the "Agreement") dated as of November 18, 1994 is entered into by and between CTRC Research Foundation, a Texas not-for-profit corporation ("CTRC), and Biovensa Inc., a Delaware corporation ("Biovensa").

                                R E C I T A L S:

         WHEREAS, CTRC and certain affiliates thereof recently established Biovensa as a subsidiary to engage in the business of researching, developing, licensing, marketing and owning pharmaceutical products and various other activities associated therewith;

         WHEREAS, CTRC previously employed various employees of Biovensa;

         WHEREAS, CTRC has requested Biovensa to perform certain consulting and administrative services for CTRC;

         WHEREAS, Biovensa has requested CTRC to provide certain administrative services for the benefit of Biovensa's employees;

         WHEREAS, in the future Biovensa may request CTRC to provide certain technical services and support.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.

                               BIOVENSA SERVICES

         1.1.    Services.        Biovensa agrees that it shall provide the
following services to CTRC (collectively, the "Biovensa Services") according to CTRC's written requests:

                          1.1.1. Management Consultation. Consultation with respect to the overall management and day-to-day operations of CTRC's Institute for Drug Development ("IDD"), including but not limited to, guidance regarding budgets, personnel staffing matters and contractual relationships (collectively, the "Management Services"). The Management Services shall be provided by the
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         President of Biovensa (the "President"), or other substitute personnel reasonably acceptable to CTRC.

                          1.1.2. Research and Development Consultation. Consultation with respect to the preclinical research and development activities of IDD, including but not limited to, guidance regarding budgets, personnel staffing matters and contractual relationships (collectively, the "R&D Services"). The R&D Services shall be provided by Biovensa's Chief Technical Officer ("CTO"), or other substitute personnel reasonably acceptable to CTRC.

                          1.1.3. Regulatory Consultation. Consultation with respect to regulatory matters related to IDD's activities, including but not limited to, assisting CTRC personnel in the preparation and submission of the following with the United States Food and Drug
         Administration: investigational new drug applications and annual reports, compassionate use requests and drug master files (collectively, the "Regulatory Services"). The Regulatory Services shall be provided by Biovensa's Director of Regulatory Affairs ("DRA"), or other substitute personnel reasonably acceptable to CTRC.

         1.2. Frequency and Compensation for Services. In exchange for the Biovensa Services, CTRC shall pay Biovensa the following (collectively, the "Biovensa Service Fees"):

                          1.2.1. Management Services. For each hour of Management Services provided, $145.00 per hour.

                          1.2.2. R&D Services. For each hour of R&D Services provided, $100.00 per hour.

                          1.2.3. Regulatory Services. For each hour of Regulatory Services provided, $60.00 per hour.

         Biovensa and CTRC Research shall keep reasonable records of the time spent by the President, CTO and DRA, or any substitutes therefor (collectively, the "Biovensa Employees") providing the Biovensa Services, which records shall be available for review by CTRC upon reasonable notice. At least two (2) days prior to the last business day of each month, Biovensa shall submit to CTRC an invoice for the Biovensa Services which were provided by Biovensa Employees, and for which payment has not been received. CTRC shall pay the Biovensa Service Fees to Biovensa in the form of a check or wire transfer of immediately available funds on the last business day of each month.

         1.3. Reimbursement of Expenses. In addition to paying the Biovensa Service Fees, CTRC shall reimburse Biovensa for any reasonable expenses incurred by Biovensa or the Biovensa Employees during the course of providing the Biovensa Services,
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provided that any such single expense or disbursement in excess of $200 must be authorized by CTRC prior to being made or incurred.

         1.4. Scheduling of Services. Biovensa shall use its best efforts to provide the Biovensa Services at the times and locations reasonably required by CTRC. CTRC agrees to use its best efforts to provide Biovensa and the Biovensa Employees with as much advance notice as is practicable regarding CTRC's scheduling needs.

         1.5. Duration of Services. The Biovensa Services shall be provided to CTRC until the earlier to occur of (a) CTRC's hiring or retaining of individuals or entities to perform the Biovensa Services, or (b) December 31, 1995.

         1.6. Status of Biovensa Employees. Notwithstanding anything to the contrary contained herein, Biovensa and CTRC expressly agree and acknowledge that (a) the Biovensa Employees are and shall remain employees of Biovensa and shall not be employees of CTRC, and (b) Biovensa shall have the sole discretion and authority with respect to all scheduling and employment matters relating to the Biovensa Employees.

         1.7.    Ownership of Work Product.  CTRC and Biovensa agree that all:
(a) inventions, ideas, discoveries, developments, improvements and innovations, whether or not patentable or reduced to practice, (b) all copyrightable works, such as reports, specifications, data, databases, software (including all source, object and executable codes) and documentation, and (c) all other fruits of Biovensa's work for CTRC conceived, made or developed by Biovensa or its agents, employees or representatives in performing the Biovensa Services, whether alone or together with others (all of the foregoing and all intellectual property and trade secrets relating thereto (such as copyrights; copyright registrations, renewals, and applications; patents; patent applications; substitutions for, and divisions, continuations, extensions, continuations in part, renewals, reissues, and reexaminations of, patents, and patent applications) are collectively referred to herein as the "Biovensa Work Product"), are and shall be the property of CTRC. In consideration for the payment by CTRC of the Biovensa Service Fees, Biovensa hereby quitclaims and assigns to CTRC all of its right, title and interest now or hereafter arising in and to the Biovensa Work Product. Biovensa agrees to execute and deliver (without receiving additional consideration therefor), such additional documents as CTRC reasonably deems necessary or convenient to perfect or evidence CTRC's ownership of the Biovensa Work Product or to enable CTRC to record this Agreement and secure rights of copyright and/or patent in its name for the Biovensa Work Product in any country throughout the world, provided that preparation of such additional documents shall be at the expense of CTRC.

         1.8. Nondisclosure. Biovensa agrees that it will not disclose any Biovensa Work Product or information relating thereto, to any third parties without the prior written consent of CTRC, nor shall it use any of said Biovensa Work Product or information relating thereto for its own purposes or for the benefit of any third party.





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                                   ARTICLE 2

                                 CTRC SERVICES

         2.1. Services. CTRC agrees that it shall provide the following services to Biovensa (collectively, the "CTRC Services"):

                          2.1.1. Employee Benefits. CTRC will administer Biovensa's payroll and Biovensa employees will be covered under CTRC's employee health, dental and life insurance policies until such time as providing such benefits is not feasible and CTRC or Biovensa gives reasonable notice to the other party to terminate such services. CTRC will follow its normal policies and procedures in providing these services (collectively the "Benefit Services").

                          2.1.2.Procurement. At Biovensa's request, CTRC will provide procurement and purchasing services (collectively, the "Procurement Services").

                          2.1.3. Miscellaneous. At Biovensa's request CTRC will provide miscellaneous services such as public relations, and other administrative tasks (the "Miscellaneous Services").

                          2.1.4. Technical Services. Biological testing, chemical synthesis and analytical testing of various compounds (collectively, the "Technical Services") as may be identified by Biovensa from time to time. The Technical Services shall be provided to Biovensa upon its request and will encompass whatever procedures CTRC and Biovensa may agree to in writing from time to time.

                          2.1.5. Insurance. Coverage under CTRC's general liability and directors and officers insurance policies until such time as CTRC no longer owns 50% or more of the issued and outstanding capital stock of Biovensa, or it is no longer feasible to provide such coverage.

         2.2. Compensation for Services. In exchange for the CTRC Services, Biovensa shall pay CTRC the following (collectively, the "CTRC Service Fees"):

                          2.2.1. Employee Benefits Services. For each month in which CTRC provides Benefits Services, $400.00 (the "Benefit Fees") (plus the cost of such benefits).

                          2.2.2. Procurement Services. For each month in which CTRC provides Procurement Services, $400.00 for Procurement Services.

                          2.2.3. Miscellaneous Services. Compensation for Miscellaneous Services shall be determined on a case-by-case basis (collectively, the "Miscellaneous Fees").





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                          2.2.4.  Technical Services.  For each project or
         study for which CTRC provides Technical Services, CTRC and Biovensa agree that they shall negotiate in good faith to determine the appropriate compensation to be paid to CTRC (the "Insurance Fees"). The parties agree that such compensation will provide CTRC with fair consideration for the Technical Services, comparable to the "market price" an unaffiliated third party would charge for similar services.

                          2.2.5. Insurance Fees . For each insurance policy under which Biovensa is covered pursuant to Section 2.1.5 hereof, CTRC and Biovensa agree that they shall negotiate in good faith to determine the compensation to be paid to CTRC (the "Insurance Fees"). The parties agree that such negotiations will be conducted with input from CTRC's insurance broker as to the relative risk and basis for premium determination regarding Biovensa's coverage pursuant to such policies.

         Biovensa shall pay the Benefits Fees and the Administrative Fees to CTRC in the form of a check or wire transfer of immediately available funds on the last business day of each month. CTRC and Biovensa shall agree on a payment schedule for the Miscellaneous Fees, Technical Fees and Insurance Fees when such fees have been negotiated pursuant to Sections 2.2.3, 2.2.4 and 2.2.5.

         2.3. Reimbursement. In addition to paying the CTRC Services Fees, Biovensa shall also reimburse CTRC for any reasonable expenses incurred, by CTRC during the course of providing the CTRC Services, provided that such expenses and disbursements are authorized by Biovensa prior to being made or incurred.

         2.4. Scheduling of Services. CTRC shall use its best efforts to provide the CTRC Services at the times and locations reasonably requested by Biovensa. Biovensa agrees to use its best efforts to provide CTRC with as much advance notice as is practicable regarding Biovensa's scheduling needs.

         2.5.    Ownership of Work Product.  CTRC and Biovensa agree that all:
(a) inventions, ideas, discoveries, developments, improvements and innovations, whether or not patentable or reduced to practice, (b) all copyrightable works, such as reports, specifications, data, databases, software (including all source, object and executable codes) and documentation, and (c) all other fruits of CTRC's work for Biovensa conceived, made or developed by CTRC or its agents, employees or representatives in performing the CTRC Services, whether alone or together with others (all of the foregoing and all intellectual property and trade secrets relating thereto (such as copyrights; copyright registrations, renewals, and applications; patents; patent applications; substitutions for, and divisions, continuations, extensions, continuations in part, renewals, reissues, and reexaminations of, patents, and patent applications) are collectively referred to herein as the "CTRC Work Product"), are and shall be the property of Biovensa. In consideration for the payment by Biovensa of the CTRC Service Fees, CTRC hereby quitclaims and assigns to Biovensa all of its right, title and interest now or hereafter arising in and to the CTRC Work Product. CTRC agrees to





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execute and deliver (without receiving additional consideration therefor), such additional documents as Biovensa reasonably deems necessary or convenient to perfect or evidence Biovensa's ownership of the CTRC Work Product or to enable Biovensa to record this Agreement and secure rights of copyright and/or patent in its name for the CTRC Work Product in any country throughout the world, provided that preparation of such additional documents shall be at the expense of Biovensa.

         2.6. Nondisclosure. CTRC agrees that it will not disclose any CTRC Work Product or information relating thereto, to any third parties without the prior written consent of Biovensa, nor shall it use any of said CTRC Work Product or information relating thereto for its own purposes or for the benefit of any third party.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1. Mutual Representations and Warranties. CTRC and Biovensa represent and warrant to one another that:

                          3.1.1. Due Incorporation. Each is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

                          3.1.2. Authority. Each has the complete and unrestricted right, power and authority to enter into, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each of them.

                          3.1.3. Valid and Binding Agreement. This Agreement constitutes the valid and binding obligation of each of them, enforceable in accordance with its terms, subject as to enforcement to usual equitable principles and except as limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting the enforcement of creditor's rights.

                          3.1.4. No Violations. Neither of them are subject to any restriction or other provision contained in their respective articles or certificates of incorporation or bylaws, or any agreement, instrument, order, judgment, decree or other restriction that would prevent the consummation of the transactions contemplated by this Agreement.

                          3.1.5. Consents. No notice to, filing with, or authorization, consent or approval of any public body or authority or other person or entity is required of either of them in connection with the execution, delivery and performance of this Agreement.





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                                   ARTICLE 4

                                CONFIDENTIALITY

         4.1. Confidential Information. "Confidential Information" shall consist of: (a) all information relating to the business and affairs of Biovensa and CTRC, as the case may be, including but not limited to business and financial information; legal documents; customer lists; advice to customers; data and databases; documentation and specifications; inventions; theories; models, algorithms, know-how, software, discoveries, developments, devices, methods, processes, formulations, manufacturing operations, and other technology; the Biovensa Work Product and CTRC Work Product, as the case may be, and compilations and other materials (whether in written, graphic, audiovisual, optical, electronic or other media); and (b) any other information identified by Biovensa or CTRC, as the case may be, as confidential; provided that Confidential Information shall not include any information that (i) is in the public domain or otherwise publicly available (other than through the fault of the person entrusted with the Confidential Information), (ii) is rightfully disclosed to the person entrusted with the Confidential Information by a third party without continuing restrictions on its use or disclosure, or (iii) the person entrusted with the Confidential Information can demonstrate through documentary evidence was developed independently by such person without the use of Confidential Information and other than in connection with providing the Biovensa Services or the CTRC Services, as the case may be. Biovensa and CTRC agree that they will comply with the terms of any non-disclosure or confidentiality agreements entered into, or understandings reached, by the other with any supplier, licensor or customer of the other.

         4.2. Title to and Agreement Not to Divulge Confidential Information. Each of Biovensa and CTRC acknowledge that it has no right, title or interest in the other's Confidential Information. Each of Biovensa and CTRC agrees that during the term of this Agreement, and at all times thereafter, it:
(a) will hold all Confidential Information of the other in strict confidence and trust for the benefit of the other, (b) will use the other's Confidential Information for the sole purpose of performing the Biovensa Services or the CTRC Services, as the case may be, and not for its own benefit or the benefit of any third party, (c) will not copy the other's Confidential Information except as necessary to perform the Biovensa Services or the CTRC Services, as the case may be, and (d) will not divulge or convey to any third party any of the other's Confidential Information, except pursuant to the other's prior written direction or consent. Each of Biovensa and CTRC agrees that any Confidential Information of the other disclosed to it prior to or during the term of this Agreement shall be subject to this Agreement.

         4.3. Return of Materials. Promptly upon the expiration or termination of this Agreement, Biovensa and CTRC shall return to the other all records, documents, papers, computer disks/diskettes, computer printouts or other tangible materials containing the other's Confidential Information, and will certify in writing that all such records have been delivered to Biovensa or CTRC, as the case may be.





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                                   ARTICLE 5

                                INDEMNIFICATION

         5.1. By CTRC. CTRC shall indemnify and save and hold Biovensa harmless from and against any claim, cost, expense, damage, liability, loss or deficiency suffered or incurred by Biovensa (including, without limitation, reasonable attorney's fees and other reasonable costs and expenses incident to any suit, action or proceeding) arising out of or resulting from CTRC's (a) failure to perform or observe any term, provision, covenant, agreement or condition in this Agreement, or (b) negligent performance of the CTRC Services.

         5.2. By Biovensa. Biovensa shall indemnify and save and hold CTRC harmless from and against any claim, cost, expense, damage, liability, loss or deficiency suffered or incurred by CTRC (including, without limitation, reasonable attorney's fees and other reasonable costs and expenses incident to any suit, action or proceeding) arising out of or resulting from Biovensa's (a) failure to perform or observe any term, provision, covenant, agreement or condition in this Agreement, or (b) negligent performance of the Biovensa's Services.

         5.3. Procedure. CTRC and Biovensa shall give prompt written notice to one another of any assertion, claim or demand which CTRC or Biovensa discover or of which notice is received after the date of this Agreement which might give rise to a claim by CTRC or Biovensa against the other under Sections
5.1 or 5.2 hereof, stating the nature, basis and amount thereof. In the case of any claim by a third party, any suit, any claim by any governmental body, or any legal, administrative arbitration or proceeding with respect to which CTRC or Biovensa may have liability under the indemnity agreements contained in Sections 5.1 and 5.2 hereof, the party which may have such liability to the other shall be entitled to participate therein, and to the extent desired, to assume the defense thereof, and after notice from CTRC or Biovensa, as the case may be, of its election to assume the defense thereof, the assuming party will not be liable to the other for any legal or other expenses subsequently incurred by the other in connection with the defense thereof, other than reasonable costs of investigation, unless the assuming party does not actually assume the defense thereof following notice of such election. CTRC or Biovensa, as the case may be, shall make available to the other and its attorneys and accountants, at all reasonable times, all books and records relating to such suit, claim or proceeding, and CTRC or Biovensa, as the case may be, will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding. CTRC and Biovensa, as the case may be, will not make any settlement of any claim which might give rise to liability of the other under the indemnity agreements contained in Sections 5.1 and 5.2 hereof without the prior written consent of the other. If CTRC or Biovensa, as the case may be, shall desire and be able to effect a compromise or settlement of any such claim and the other shall refuse to consent to such compromise or settlement, then the liability of CTRC or Biovensa, as the case may





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be, to the party which refuses to consent with respect to settlement of such claim shall be limited to the amount so offered in compromise or settlement.

                                   ARTICLE 6

                              TERM AND TERMINATION

         6.1. Duration. This Agreement shall be effective as of the date set forth above and shall continue in force and effect for twelve (12) months subsequent thereto (the "Initial Term"), unless earlier terminated pursuant to this Article. This Agreement shall automatically renew for three (3) successive twelve (12) month periods (each such period a "Renewal Term," and together with the Initial Term, a "Term"), unless either party notifies the other in writing at least thirty (30) days before the expiration of the Initial or a Renewal Term, of its desire to not renew the Agreement.

         6.2. Termination. Either party may terminate this Agreement in their sole discretion, by providing the other party with at least sixty (60) days prior written notice. Provided that CTRC is fulfilling its obligations pursuant to Sections 1.2 and 1.3, Biovensa agrees that it shall not terminate this Agreement prior to the expiration of the period described in Section 1.5.

         6.3. Survival. Notwithstanding anything contained herein to the contrary, the expiration or termination of this Agreement shall not relieve any of the parties of their obligations pursuant to Sections 1.5, 2.5 and Article 4.

                                   ARTICLE 7

                                 MISCELLANEOUS

         7.1. Cooperation. CTRC and Biovensa agree to take all actions and execute all documents or instruments as either party may reasonably request to consummate the transactions contemplated by this Agreement.

         7.2. Notices. All notice hereunder shall be in writing and shall be deemed given when delivered in person or when telecopied with hard copy to follow, or three (3) business days after being deposited in the United States mail, postage prepaid, via registered or certified mail, or two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:

                 If to CTRC:

                 CTRC Research Foundation
                 14960 Omicron
                 San Antonio, Texas  78245
                 Attention:  Ms. Anita Busquets





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                 If to Biovensa:

                 Biovensa Inc.
                 14960 Omicron
                 San Antonio, Texas  78245
                 Attention:  Mr. Richard L. Love,
                             President

         and/or such other addresses and/or to such other addresses as may be designated by notice given in accordance with the provisions hereof.

         7.3. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No party shall assign this Agreement or its rights hereunder without the prior written consent of the other party hereto.

         7.4. Merger. This Agreement contains all of the agreements between the parties with respect to the subject matter hereof and this Agreement supersedes all previous or contemporaneous written, oral or implied understandings between the parties hereto with respect to the subject matter hereof.

         7.5. Amendment: Waiver. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

         7.6. Severability. If any provision of this Agreement (or portion thereof) shall, for any reason, be considered invalid or unenforceable by any court of competent jurisdiction, such provision (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, unenforceable and of full force and effect.

         7.7. Section Headings. The article, section or paragraph headings or titles herein are inserted for convenience of reference only and shall not be deemed a part of this Agreement.

         7.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute a single instrument.

         7.9. Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Texas applicable to contracts made in that State (other than





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any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

         IN WITNESS WHEREOF, CTRC and Biovensa have caused this Agreement to be executed by their duly authorized officers as of the date set forth above.



CTRC RESEARCH FOUNDATION                   BIOVENSA INC.


     /s/ Anita I. Busquets                      /s/ R. L. Love
By:  Anita I. Busquets                     By:  Richard L. Love
   ----------------------------------         ----------------------------------
Title:  Chief Operating Officer            Title:  President
      -------------------------------            -------------------------------




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